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                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                               SCHEDULE 13G


                Under the Securities Exchange Act of 1934

                             (Amendment No. )*


                              CRYENCO SCIENCES
                              (Name of Issuer)
                    --------------------------------------


                               Common Class A
                       (Title of Class of Securities)
                    --------------------------------------

                                  22889K204
                                (CUSIP Number)
                    --------------------------------------




Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ""filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 (""Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 22889K204                13G
          ---------


- --------------------------------------------------------------------------
1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          WELLS FARGO BANK, N.A.
- --------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                              (a) / /
                                              (b) / /
- --------------------------------------------------------------------------
3 SEC USE ONLY


- --------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

                                    U.S.A.
- --------------------------------------------------------------------------
  NUMBER OF
                     5 SOLE VOTING POWER
    SHARES                                  321,060
                     -----------------------------------------------------
BENEFICIALLY         6 SHARED VOTING POWER

                                              9,000
OWNED BY EACH        -----------------------------------------------------
                     7 SOLE DISPOSITIVE POWER

  REPORTING                                 311,940
                     ------------------------------------------------------

PERSON WITH          8 SHARED DISPOSITIVE POWER

                                             11,000
- ---------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               330,060
- ---------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- ---------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 6.4%
- ---------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

                                 Bank
- ---------------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!


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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                Schedule 13G
                  Under the Securities Exchange Act of 1934
- -----------------------------------------------------------------------------

Item 1(a).    Name of Issuer:
              --------------

                    Cryenco Sciences, Inc.


Item 1(b).    Address of Issuer's Principal Executive Offices:
              ------------------------------------------------

                    3811 Joliet Street
                    Denver, CO 80239


Item 2(c).    Name of Person Filing:
              ---------------------

                    Wells Fargo Bank
                    National Association


Item 2(b).    Address or Principal Business Office or, if None, Residence:
              -----------------------------------------------------------

                    464 California Street
                    San Francisco, California 94163


Item 2(c).    Citizenship:
              -----------

                    U.S.A.


Item 2(d).    Title of Class of Securities:
              ----------------------------

                    Common Stock


Item 2(e).    CUSIP Number:
              ------------

                     22889K204


Item 3.       The Persons Filing This Schedule, Pursuant to Paragraph
              -------------------------------------------------------
              240.13d-1(b) are a:
              -------------------

                     (b) (X) Bank as defined in Section 3(a)(6) of the Act.


Item 4.       Ownership:
              ----------

                     See items 5-11 of cover page.


Item 5.       Ownership of Five Percent or Less of a Class:
              ---------------------------------------------

                     Not applicable.


Item 6.       Ownership of More Than Five Percent on Behalf of Another Person:
              ----------------------------------------------------------------

                     The shares reported are held by the Bank in trust accounts for the economic benefit of the beneficiaries of those accounts.


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Item 7.       Identification and Classification of the Subsidiary Which
              ---------------------------------------------------------
              Acquired the Security Being Reported on by the Parent Holding
              -------------------------------------------------------------
              Company:
              --------

                       Not applicable.


Item 8.       Identification and Classification of Members of the Group:
              ---------------------------------------------------------

                       Not applicable.


Item 9.       Notice of Dissolution of Group:
              ------------------------------

                       Not applicable.


Item 10.      Certification:
              -------------

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

              Signature:
              ----------

                      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                              By:
- ------------                     -------------------------
   Date                          GUY ROUNSAVILLE, JR.
                                 Executive Vice President,
                                 Chief Counsel and Secretary
                                 WELLS FARGO BANK, N.A.



                              By:
- ------------                      --------------------------
   Date                           GUY ROUNSAVILLE, JR.
                                  Executive Vice President,
                                  Chief Counsel and Secretary
                                  WELLS FARGO AND COMPANY